Exhibit 99.2

SIM Acquisition Corp. I Completes $230.0 Million Initial Public Offering

NEW YORK, July 11, 2024 /GLOBE NEWSWIRE/ -- SIM Acquisition Corp. I (the “Company”) announced today the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000.

The Company’s units began trading on July 10, 2024 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “SIMAU.” Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “SIMA” and “SIMAW,” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants (as well as the exercise of the over-allotment option), $230,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be in completing a business combination with a company in the healthcare industry.

The Company’s management team is led by Erich Spangenberg, its Chairman of the Board and Chief Executive Officer, and David Kutcher, its Chief Financial Officer. The Company’s Board of Directors includes Delos (“Toby”) Marshall Cosgrove, M.D., Janine Grasso and Vincent Capone.

Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 9, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For Media and Investor Relations, please contact:

David Kugelman

Atlanta Capital Partners LLC

(866) 692-6847 Toll Free - U.S. & Canada

(404) 281-8556 Mobile and WhatsApp

Email: dk@atlcp.com

Company contact:

David Kutcher

SIM Acquisition Corp. I

Chief Financial Officer

(786) 753 9305

Email: spac@sauvegarder.io